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                                                                    EXHIBIT 99.3

                           Stock Option Agreement

                           Employee or Consultant

                   WILSHIRE FINANCIAL SERVICES GROUP INC.

        THIS OPTION AGREEMENT is made between Wilshire Financial Services Group Inc., a Delaware corporation, (the "Company") and ______________, (the "Optionee"). The Company and the Optionee agree as follows:

        1. Option Grant. The Company hereby grants to the Optionee on the
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terms and conditions of this Agreement the right and the option (the "Option")
to purchase all or any part of ___ shares of the Company's common stock at a purchase price of $_____ per share. The Option is not intended to be an Incentive Stock Option, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and therefore is a non-qualified stock option.

        2. Exercisability. The Option is not exercisable in whole or in part
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until the sixtieth (60th) day following the date of the closing of the
Company's initial pubic offering of its common stock (the "Vesting Date"). On the Vesting Date, the Option shall be exercisable in full.

        3. Term of Option. The Grant Date for the Option is _____________. The
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Option shall continue in effect until 5:00 pm (Portland, Oregon time) on June
28, 2000 (the "Expiration Date") unless earlier terminated or extended.

        4. Termination of Employment or Service.
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           4.1  Unless a longer period is established by the Board of
Directors of the Company, upon the later to occur (the "Termination Date") of:
(i) termination of the Optionee's employment by or service to the Company or
(ii) failure of Optionee to be employed by or be rendering services to an affiliate or subsidiary of the Company, in either case for any reason other than because of physical disability, death or involuntary termination without cause, the Option may be exercised at any time prior to the Expiration Date or 30 days following the Termination Date, whichever is the shorter period. For purposes of this Section 4, "affiliate" shall mean any entity that controls, is controlled by or is under common control with either the Company or Wilshire Acquisitions Corporation.

            4.2 Unless a longer period is established by the Board of Directors, if the Termination Date is defined in Section 4.1 occurs because of death, physical disability or involuntary termination without cause, the Option may be exercised at any time prior to the Expiration Date or the expiration of 12 months after the Termination Date, whichever

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is the shorter period. If the Optionee's service is terminated by death, the
Option shall be exercisable only by the person or persons to whom the Optionee's rights under the Option pass by the Optionee's will or by the laws of descent and distribution of the state or country of the Optionee's domicile at the time of death.

        5. Method of Exercise of Option.
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           5.1 Unless the Board of Directors determines otherwise, to exercise the Option, the Optionee must give written notice to the Company stating the Optionee's intention to exercise, specifying the number of shares as to which the Optionee desires to exercise the Option and the date on which the Optionee desires to complete the transaction. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to the Option, the full purchase price of such shares in cash must be paid to the Company. No shares shall be issued until full payment for the shares has been made.

           5.2 After exercise of all or a part of the Option, after notification of the amount due, if any, and prior to or concurrently with delivery of the certificates representing the shares for which the Option was exercised, the Optionee shall pay to the Company amounts necessary to satisfy any applicable federal, state, and local withholding tax requirements. If additional withholding becomes required beyond any amount deposited before delivery of the certificates, the Optionee shall pay such amount to the Company on demand. If the Optionee fails to pay the amount demanded, the Company shall have the right to withhold that amount from other amounts payable by the Company to the Optionee, including compensation for services rendered, subject to applicable law.

        6. Restriction on Transfer of Option. The Option granted hereby is not
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transferable otherwise than by will or under the applicable laws of descent and distribution and during the lifetime of the Optionee may be exercised only by the Optionee or the Optionee's guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void.

        7. Rights as a Stockholder. The Optionee shall not have any rights as
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a stockholder with respect to any shares covered by the Option until the
Optionee has become the holder of record of the shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares.

        8. No Right to Employment or Service. Nothing in this Agreement shall
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(i) confer upon the Optionee any right to be employed by or to continue providing service to
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the Company or any affiliate or subsidiary of the Company; (ii) interfere in any way with the right of the Company or any affiliate or subsidiary of the Company to terminate the Optionee's employment or service at any time for any reason, with or without cause, or to decrease the Optionee's compensation or benefits, or (iii) confer upon the Optionee any right to continuation, extension, renewal, or modification of any compensation, contract or arrangement with or by the Company or any affiliate or subsidiary of the Company.

        9. Successors of Company. This Agreement shall be binding upon  and
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shall inure to the benefit of any successor of the Company but, except as provided herein, the Option may not be assigned or otherwise transferred by the Optionee.

       10. Notices. Any notices under this Agreement must be in writing and
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will be effective when actually delivered or, if mailed, three days after deposit into the United States mails by registered or certified mail, postage prepaid.

       11. Bank Options. In exchange for and in consideration of the Option, the Optionee agrees that (a) any and all options granted to the Optionee to purchase the capital stock of Girard Savings Bank, FSB, an affiliate of the Company, are terminated and of no further force or effect and (b) the grant of the Option is conditioned on the execution and delivery by the Optionee of a certain Bank Option Cancellation Agreement to that effect.

           IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date written above.

                                        WILSHIRE FINANCIAL SERVICES GROUP INC.

                                        By:___________________________________
                                        Name:
                                        Title:

                                        OPTIONEE

                                        ______________________________________
                                        Name:
                                        Address:

                                        ______________________________________

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